Exhibit 10.27

SIXTH AMENDMENT TO OFFICE LEASE

This Sixth Amendment to Office Lease (the “Sixth Amendment”), dated May 10, 2017, is made by and between DOUGLAS EMMETT 2008, LLC, a Delaware limited liability company (“Landlord”), and BLACKLINE SYSTEMS, INC., a California corporation (“Tenant”).

WHEREAS,

A. Landlord, pursuant to the provisions of that certain Office Lease, dated November 22, 2010 and a certain Memorandum of Lease Term Dates and Rent dated April 21, 2011 (the “Original Memorandum”, and collectively, the “Original Lease”); as amended by a certain First Amendment to Office Lease dated August 14, 2012 (the “First Amendment”); as further amended by a certain Second Amendment to Office Lease dated December 26, 2013 (the “Second Amendment”) and as further amended by a certain Third Amendment to Office Lease dated June 24, 2014, (the “Third Amendment”), as further amended by a certain Fourth Amendment to Office Lease dated January 29, 2015 (the “Fourth Amendment”), a Memorandum Of Lease Term Dates And Rent dated May 12, 2015 (“Memorandum Re Third Amendment”), a Fifth Amendment to Office Lease dated October 6, 2016 (the “Fifth Amendment”, and together with the Original Lease, Original Memorandum, the First Amendment, Second Amendment, Third Amendment, Memorandum Re Third Amendment, and Fourth Amendment, the “Lease”), leased to Tenant and Tenant leased from Landlord space in the property located at 21300 Victory Boulevard, Woodland Hills, California 91367 (the “Building”), commonly known as Suites 1000, 1100, and 1200 (collectively, the “Existing Premises”);

B. Tenant wishes to expand its occupancy within the Building to include a lease of the Ninth Floor Expansion Premises (as defined below in this Sixth Amendment); and

C. The Term of the Lease for the Existing Premises expires at midnight on January 31, 2023, which Term shall be extended for twelve (12) months as provided in this Sixth Amendment to be co-terminus with Tenant’s lease of the Ninth Floor Expansion Premises.

Landlord and Tenant, for their mutual benefit, wish to revise certain other covenants and provisions of the Lease.

NOW, THEREFORE, in consideration of the covenants and provisions contained herein, and other good and valuable consideration, the sufficiency of which Landlord and Tenant hereby acknowledge, Landlord and Tenant agree:

1. Confirmation of Defined Terms. Unless modified herein, all terms previously defined and capitalized in the Lease shall hold the same meaning for the purposes of this Sixth Amendment.

2. Ninth Floor Expansion Premises; Must-Take Increments. As used in this Sixth Amendment, the “Ninth Floor Expansion Premises” shall mean the entire ninth (9th) floor of the Building which shall be designated as Suite 900. The Ninth Floor Expansion Premises are depicted on Exhibit A attached hereto and made a part hereof by this reference. The Usable Area of the Ninth Floor Expansion Premises is 20,171 square feet and the Rentable Area of the Ninth Floor Expansion Premises is 22,094 square feet. Tenant’s occupancy and obligation to pay Rent for the Ninth Floor Expansion Premises shall occur in three phases on the dates set forth below in Section 5.3: the first phase, consisting of a Rentable Area of 10,000 square feet (“Ninth Floor Expansion Premises A”), which for Landlord’s internal accounting purposes only shall be designated as Suite 900A; the second phase, consisting of a Rentable Area of 6,047 square feet (“Ninth Floor Expansion Premises B”), which for Landlord’s internal accounting purposes only shall be designated as Suite 900B and the third phase, consisting of 6,047 square feet (“Ninth Floor Expansion Premises C”), which for Landlord’s internal accounting purposes only shall be designated as Suite 900C. Upon the Ninth Floor Expansion Premises Delivery Date (as defined below in Section 3.1), Tenant shall be entitled to construct certain Improvements in the entire Ninth Floor Expansion Premises in accordance with Exhibit B attached hereto and made a part hereof by this reference. The rentable square footage for each has been stipulated to by the parties. Landlord represents and warrants that the Usable Area of the Ninth Floor Expansion Premises has been measured by Stevenson Systems, Inc., an independent planning firm, using the 2010 ANSI/BOMA Standard set forth collectively by the American National Standards Institute and the Building Owners and Managers Association, as a guideline.

SIXTH AMENDMENT TO OFFICE LEASE (continued)

3. Delivery Date; Lease Term for Ninth Floor Expansion Premises.

3.1 Delivery Date. The date Landlord grants Tenant exclusive use of and full access to the Ninth Floor Expansion Premises in the condition required in Section 3.2 below shall be referred to as the “Ninth Floor Expansion Premises Delivery Date”. The actual Ninth Floor Expansion Premises Delivery Date, once established, shall be documented in a letter prepared by Landlord and executed by Landlord and Tenant promptly after the Ninth Floor Expansion Premises Delivery Date occurs. The anticipated Ninth Floor Expansion Premises Delivery Date is July 15, 2017. Landlord represents and warrants to Tenant that Suite 955 (a portion of the Ninth Floor Expansion Premises comprised of 1,254 rentable square feet) is currently occupied by a tenant pursuant to a lease with Landlord (the “Suite 955 Lease”). No other premises on the ninth floor of the Building is occupied or leased or in any way encumbered (except to the extent encumbered by the deed of trust of Bank of America, N.A. as identified in the Bank of America, N.A. SNDA (as defined in Section 9.5 below)). Commencing not later than the date of mutual execution of this Sixth Amendment, Landlord shall, at Landlord’s sole cost and expense, use its diligent best efforts to enforce the relocation provisions of the Suite 955 Lease, relocate the existing tenant to other space in the Building and/or require the existing tenant to vacate and surrender possession of Suite 955 on or before July 15, 2017. Once Landlord has possession of Suite 955, Landlord shall, as soon as reasonably possible, deliver the entire Ninth Floor Expansion Premises to Tenant in the condition required in Section 3.2 below in all material respects. If Landlord is unable, despite using its diligent best efforts, to deliver possession of the Ninth Floor Expansion Premises to Tenant on or before July 15, 2017 due to the existing tenant remaining in occupancy of Suite 955, this Sixth Amendment shall not be void or voidable, nor shall Landlord be liable to Tenant for any damage resulting from Landlord’s inability to deliver such possession. The Ninth Floor Expansion Premises Delivery Date shall not be deemed to have occurred until the entire Ninth Floor Expansion Premises has been delivered to Tenant in the condition required in Section 3.2 below in all material respects. Landlord acknowledges that the date Tenant is able to commence construction of the Improvements in the Ninth Floor Expansion Premises is a material inducement to Tenant’s agreement to enter into this Sixth Amendment. If the Ninth Floor Expansion Premises Delivery Date has not occurred on or before August 31, 2017 (“Outside Delivery Date”) for any reason except a delay caused by the Tenant, then, Tenant shall receive a day for day abatement of Rent due for the entire Ninth Floor Expansion Premises for each day after the Outside Delivery Date that the Ninth Floor Expansion Premises Delivery Date has not occurred provided, however, such Outside Delivery Date shall be extended one (1) day for each day the Ninth Floor Expansion Premises Delivery Date has not occurred solely as a result of Force Majeure; provided further, however, such Outside Delivery Date shall not be extended more than a maximum aggregate combined total of thirty (30) days as a result of Force Majeure. Any such abatement shall be applied to, and offset against, Rent next becoming due and payable under the Lease for the Ninth Floor Expansion Premises and shall continue to be applied to, and offset against, such Rent until the amount of abatement to which Tenant is entitled under this paragraph is exhausted. If the Ninth Floor Expansion Premises Delivery Date has not occurred on or before thirty (30) days after the Outside Delivery Date (as may be extended in accordance with the terms of this Section 3.1), then Tenant shall have the right to terminate this Sixth Amendment (in which event all prepaid amounts shall be promptly refunded to Tenant), by giving written notice to Landlord within ten (10) business days after such failure. Landlord shall have five (5) business days after receipt of such notice to cure such failure and, if Landlord has not cured the matter within such time period, this Sixth Amendment shall terminate. If such notice of termination is not so given by Tenant within said ten (10) business day time period, then this Sixth Amendment shall continue in full force and effect.

3.2 Delivery Conditions. Except as otherwise set forth in this Sixth Amendment, on the Ninth Floor Expansion Premises Delivery Date Landlord shall, at Landlord’s sole cost and expense and not as part of the Allowance (as defined in Exhibit B attached hereto), deliver exclusive possession of the Ninth Floor Expansion Premises to Tenant, in accordance with the base building definition attached hereto as Exhibit C, in broom-clean condition and free of any tenancies (and with all personal property of any prior occupants

SIXTH AMENDMENT TO OFFICE LEASE (continued)

removed), subject to Landlord’s obligations under the Lease and this Sixth Amendment. Tenant shall accept the Ninth Floor Expansion Premises, in its “as-is” condition, on the Ninth Floor Expansion Premises Delivery Date, and subject to (a) Landlord’s ongoing repair and maintenance obligations under the Lease and this Sixth Amendment, (b) any latent defects of which Tenant notifies Landlord in writing within twelve (12) months after the Ninth Floor Expansion Premises Delivery Date, and (c) subject to the following representations and warranties by Landlord as of the Delivery Date: (i) the Building and mechanical systems serving the Ninth Floor Expansion Premises shall be in proper working order and repair; and (ii) the Building systems serving the Ninth Floor Expansion Premises shall provide electrical and HVAC capacity for Building standard office use consistent with Class A buildings in the Woodland Hills Area. Prior to the use of or construction in the Ninth Floor Expansion Premises Delivery Date, Tenant shall deliver to Landlord a copy of its certificate of insurance evidencing the insurance required under Article 19 of the Lease for the Ninth Floor Expansion Premises.

3.3 Construction in the Ninth Floor Expansion Premises. Tenant’s use of the Ninth Floor Expansion Premises from and after the Ninth Floor Expansion Premises Delivery Date and until the date Fixed Monthly Rent commences for Ninth Floor Expansion Premises A (the “Construction Period”) shall be upon all of the terms and conditions of the Lease, as amended (including required insurance coverage), except that Tenant shall not be obligated to pay Fixed Monthly Rent or Additional Rent for the Ninth Floor Expansion Premises except as and when required as specified in Section 5.3 below. During the Construction Period and during Normal Business Hours, Tenant shall not be obligated to pay for Building standard HVAC, provided that Tenant shall pay for Excess HVAC in accordance with the terms and conditions of the Lease, and any above-standard janitorial or security services voluntarily requested by Tenant (janitorial service will not be provided during construction in the Ninth Floor Expansion Premises unless requested and paid for by Tenant; janitorial services during the Term is further described in Section 9.11 below). Tenant’s contractor parking and other vendor parking and, subject to reasonable advance scheduling, their use of the freight elevator(s), loading docks, hoists and customary and reasonable like items during the Construction Period shall be free of charge if used in connection with the Improvements. Landlord shall make available reasonably sufficient parking in the Building parking facility for such contractors and vendors. During the Construction Period Tenant shall be subject to Landlord’s reasonable administrative control and supervision with respect to the Ninth Floor Expansion Premises. Tenant shall be entitled to construct the Improvements in the Ninth Floor Expansion Premises and Existing Premises in accordance with and subject to the terms of Exhibit B. To Landlord’s knowledge, Landlord has received no written notice in effect as of the date of this Sixth Amendment of any Code or other legal violations relating to the Ninth Floor Expansion Premises or relating to the Building that would increase the cost of, or time to construct, the Improvements. Tenant shall be responsible for Code compliance within the Ninth Floor Expansion Premises and the Improvements to be constructed, such as but not limited to restrooms, exiting modifications due to the configuration of the Ninth Floor Expansion Premises (and the anticipated demolition by Tenant of the multi-tenant corridor) or fire life safety requirements and improvements required by applicable law for the Ninth Floor Expansion Premises, subject to Landlord’s obligations under the Lease.

3.4 Term Commencement Date and Term; Rent Commencement and Occupancy Dates. The term of the lease by Tenant of the Ninth Floor Expansion Premises (the “Ninth Floor Expansion Premises Term”) shall commence on the earlier of December 18, 2017, which date is subject to day for day extensions for each day of any Landlord Delay and/or Force Majeure and/or Governmental Delay, or the date Tenant occupies any material portion of the Ninth Floor Expansion Premises and conducts material business therein (in a manner that would indicate Tenant has commenced the conduct of business in the Ninth Floor Expansion Premises) during such occupancy (the “Ninth Floor Expansion Premises Commencement Date”) and shall continue through 11:59 p.m. on January 31, 2024 (which shall be the revised “Termination Date” for all purposes in the Lease). Notwithstanding the foregoing, if for any reason (other than Tenant’s failure to accept delivery of the Ninth Floor Expansion Premises when offered by Landlord), the Ninth Floor Expansion Premises Delivery Date has not occurred on or before July 21, 2017, the Ninth Floor Expansion Premises Commencement Date shall be the earlier of the 150th day after the Ninth Floor Expansion Premises Delivery Date, which 150-day period is subject to day for day extensions for each day of any Landlord Delay and/or Force Majeure and/or Governmental Delay, or the date Tenant occupies any material portion of the Ninth Floor Expansion Premises and conducts material business therein during such occupancy (in a manner that

SIXTH AMENDMENT TO OFFICE LEASE (continued)

would indicate Tenant has commenced the conduct of business in the Ninth Floor Expansion Premises) and the Termination Date shall be 11:59 p.m. on the last calendar day of the month occurring seventy-three (73) months after the Ninth Floor Expansion Premises Commencement Date. Notwithstanding the foregoing, in the event the Ninth Floor Expansion Premises Commencement Date is extended because of a Landlord Delay, Force Majeure and/or Governmental Delay (as defined in Section 3.5 below), and/or the Ninth Floor Expansion Premises Delivery Date occurs after July 21, 2017, then the Termination Date shall not be later than April 30, 2024 (subject to Tenant’s extension rights under the Lease). Upon the occurrence of the Ninth Floor Expansion Premises Commencement Date, the defined “Premises” shall consist of the Existing Premises and the Ninth Floor Expansion Premises.

3.5 Rent and Occupancy Commencement Dates. Notwithstanding the occurrence of the Ninth Floor Expansion Premises Commencement Date, Tenant’s occupancy of the Ninth Floor Expansion Premises and Tenant’s obligation to pay Fixed Monthly Rent shall occur in three phases. For the avoidance of any doubt, all of the dates set forth in this Section 3.5 shall be extended on a day-for-day basis for each day on which there is Landlord Delay, Force Majeure and/or “Governmental Delay”. Governmental Delay shall mean an actual delay in constructing the Improvements caused by delay in plan check, permitting or inspections by the City of Los Angeles Department of Building and Safety (the “City”) that would not reasonably be anticipated by a prudent architectural services or project management professional who is experienced in planning tenant improvements in high rise office buildings and knowledgeable about the City’s plan check, permitting and inspection processes and time periods (including, without limitation, expected plan check time periods for Title 24), and are not due to (a) errors or omissions by Tenant, its architect or its contractors; (b) change orders requested by Tenant or any revisions in Tenant’s Plans and Specifications that require approval by the City after the City has approved the Plans and Specifications or (c) delays caused by Tenant. Landlord and Tenant acknowledge and agree that parties agreed upon a build out period of approximately five (5) months (subject to extension, as set forth in this Sixth Amendment). Governmental Delay shall not include any delay caused by Tenant’s failure to use its diligent commercially reasonable efforts to timely design, plan and submit for permitting all necessary construction documents. If Tenant claims that a Governmental Delay has occurred, Tenant shall, as a condition to receiving an extension of the Ninth Floor Expansion Premises Commencement Date as a result of such Governmental Delay in question, deliver notice to Landlord within five (5) business days after Tenant first determining that a Governmental Delay has occurred specifying in reasonable detail the nature thereof.

Time Period	Total Occupied Rentable Area

Ninth Floor Expansion Premises Commencement Date through March 31, 2018 (each date being subject to day for day extensions for each day of any Landlord Delay and/or Force Majeure and/or Governmental Delay)	10,000 square feet Ninth Floor Expansion Premises A

April 1, 2018 through June 30, 2018 (each date being subject to day for day extensions for each day of any Landlord Delay and/or Force Majeure and/or Governmental Delay)	16,047 square feet Ninth Floor Expansion Premises A and B

July 1, 2018 through the Termination Date (each date being subject to day for day extensions for each day of any Landlord Delay and/or Force Majeure and/or Governmental Delay)	22,094 square feet Ninth Floor Expansion Premises A, B and C

Notwithstanding the foregoing or anything to the contrary in this Sixth Amendment but subject to the definition of the Ninth Floor Expansion Premises Commencement Date set forth in Section 3.4 above, upon delivery, Tenant shall be entitled to improve and use the entire Ninth Floor Expansion Premises (including, without limitation, for the conduct of business, subject to the definition of the Ninth Floor Expansion

SIXTH AMENDMENT TO OFFICE LEASE (continued)

Premises Commencement Date set forth in Section 3.4 above) as of the date of delivery and Tenant shall have no obligation to pay Fixed Monthly Rent or Additional Rent (without limiting Section 6 below) for any portion of the Ninth Floor Expansion Premises until the applicable date for commencement of Fixed Monthly Rent for such portion as set forth in Section 5.3 below and Tenant’s obligation to pay such Fixed Monthly Rent shall occur in three phases.

4. Extension of Term for the Existing Premises. The Term of the Lease of the Existing Premises is hereby extended (“Extended Term”) from and including February 1, 2023 through the Termination Date (as defined in Section 3.4 above).

5. Fixed Monthly Rent; Fixed Monthly Rent Deferral.

5.1. Existing Premises Fixed Monthly Rent. Commencing on February 1, 2023, and continuing through the Termination Date, Fixed Monthly Rent for the Existing Premises shall be $178,742.43 per month.

5.2. Existing Premises Rent Deferral. Notwithstanding the foregoing, Tenant shall be permitted to defer fifty percent (50%) of the Fixed Monthly Rent due for the Existing Premises in each of the following months: February 2023 and March 2023 (collectively, the amount of Fixed Monthly Rent deferred shall be referred to herein as the “Rent Deferral Amount”), in addition to (and not in lieu of) the rent deferral for the Existing Premises already set forth in the Lease. So long as Landlord has not terminated the Lease prior to the Termination Date in accordance with the terms and conditions of the Lease as a result of a material default of Tenant under the Lease beyond all applicable notice and cure periods, the entire Rent Deferral Amount shall be abated and forgiven as of the Termination Date; provided, however, that if Landlord has terminated the Lease prior to its then scheduled expiration date in accordance with the terms and conditions of the Lease as a result of a material default of Tenant under the Lease beyond all applicable notice and cure periods, then (a) Tenant shall pay to Landlord upon demand the entire Rent Deferral Amount due for the months of the Term prior to the occurrence of such material default, and (b) Tenant shall not be entitled to any additional or future deferral of Fixed Monthly Rent.

5.3 Ninth Floor Expansion Premises Fixed Monthly Rent. Tenant shall pay Fixed Monthly Rent for the Ninth Floor Expansion Premises as follows (For the avoidance of any doubt, all of the dates set forth in this Section 5.3 shall be extended on a day-for-day basis for each day on which there is Landlord Delay and/or Force Majeure and/or Governmental Delay)

Ninth Floor Expansion Premises A

Period	Fixed Monthly Rent

(each date being subject to day for day extensions for each day of any Landlord Delay and/or Force Majeure and/or Governmental Delay)

Commencing on the Ninth Floor Expansion Premises Commencement Date and continuing through December 31, 2018	$22,500.00

Commencing on January 1, 2019 and continuing through December 31, 2019	$23,175.00

Commencing on January 1, 2020 and continuing through December 31, 2020	$23,870.25

Commencing on January 1, 2021 and continuing through December 31, 2021	$24,586.36

Commencing on January 1, 2022 and continuing through December 31, 2022	$25,323.95

Commencing on January 1, 2023 and continuing through December 31, 2023	$26,083.67

Commencing on January 1, 2024 and continuing through the Termination Date	$26,866.18

SIXTH AMENDMENT TO OFFICE LEASE (continued)

Ninth Floor Expansion Premises B

Period	Fixed Monthly Rent

(each date being subject to day for day extensions for each day of any Landlord Delay and/or Force Majeure and/or Governmental Delay)

Commencing on April 1, 2018 and continuing through March 31, 2019	$13,605.75

Commencing on April 1, 2019 and continuing through March 31, 2020	$14,013.92

Commencing on April 1, 2020 and continuing through March 31, 2021	$14,434.34

Commencing on April 1, 2021 and continuing through March 31, 2022	$14,867.37

Commencing on April 1, 2022 and continuing through March 31, 2023	$15,313.39

Commencing on April 1, 2023 and continuing through the Termination Date	$15,772.79

Ninth Floor Expansion Premises C

Period	Fixed Monthly Rent

(each date being subject to day for day extensions for each day of any Landlord Delay and/or Force Majeure and/or Governmental Delay)

Commencing on July 1, 2018 and continuing through June 30, 2019	$13,605.75

Commencing on July 1, 2019 and continuing through June 30, 2020	$14,013.92

Commencing on July 1, 2020 and continuing through June 30, 2021	$14,434.34

Commencing on July 1, 2021 and continuing through June 30, 2022	$14,867.37

Commencing on July 1, 2022 and continuing through June 30, 2023	$15,313.39

Commencing on July 1, 2023 and continuing through the Termination Date	$15,772.79

SIXTH AMENDMENT TO OFFICE LEASE (continued)

5.4. Ninth Floor Expansion Premises Rent Deferral. Notwithstanding the foregoing, Tenant shall be permitted to defer fifty percent (50%) of the Fixed Monthly Rent due for the applicable portion Ninth Floor Expansion Premises in each of the following full months, with the months correlating to each applicable rent schedule set forth in Section 5.3 above for each portion of the Ninth Floor Expansion Premises (collectively, the amount of Fixed Monthly Rent deferred shall be added to and become a part of the Rent Deferral Amount and shall be subject to the same terms and conditions as set forth in Section 5.2):

Ninth Floor Expansion Premises A	Second (2nd), third (3rd), thirteenth (13th), fourteenth (14th), twenty-fifth (25th), twenty-sixth (26th), thirty-seventh (37th), thirty-eighth (38th), forty-ninth (49th) and fiftieth (50th) months

Ninth Floor Expansion Premises B	Second (2nd), third (3rd), thirteenth (13th), fourteenth (14th), twenty-fifth (25th), twenty-sixth (26th), thirty-seventh (37th), thirty-eighth (38th), forty-ninth (49th) and fiftieth (50th) months

Ninth Floor Expansion Premises C	Second (2nd), third (3rd), thirteenth (13th), fourteenth (14th), twenty-fifth (25th), twenty-sixth (26th), thirty-seventh (37th) and thirty-eighth (38th)

Concurrent with Tenant’s execution and delivery to Landlord of this Sixth Amendment, Tenant shall pay to Landlord the Fixed Monthly Rent due for the entire Ninth Floor Expansion Premises (i.e., a total of $49,711.50), to be applied to Fixed Monthly Rent for the Ninth Floor Expansion Premises next becoming due, until exhausted.

6. Base Year; Modification to Operating Expense Cap. The Base Year for the Ninth Floor Expansion Premises shall be calendar year 2018. As set forth in Section 4.2 of the Original Lease, the Base Year for Suite 1200 is calendar year 2011; as set forth in Section 10 of the First Amendment, the Base Year for Suite 1100 is calendar year 2013; and as set forth in Section 12 of the Third Amendment, the Base Year for the Expansion Premises (as defined in the Third Amendment and referred to in the Third Amendment as the “Expansion Premises Base Year”) is calendar year 2015. Effective on January 1, 2018, the Base Year for the entire Premises shall be calendar year 2018, and shall continue to be the Base Year for the entire Premises after the extension of the Term pursuant to Section 4 above.

The Expense Cap under Section 4.2 of the Original Lease as amended in Section 12 of the Third Amendment shall apply to the Ninth Floor Expansion Premises (in addition to the Existing Premises) effective on the Ninth Floor Expansion Premises Commencement Date. Tenant’s Share for the Ninth Floor Expansion Premises shall be 9.09%. Tenant shall commence payment of Tenant’s Share of Operating Expenses (for the entire Ninth Floor Expansion Premises) on January 1, 2019 (or, if later, the 1-year anniversary of the Ninth Floor Expansion Premises Commencement Date). Section 8 of the Third Amendment (Proposition 13) shall also apply to the Ninth Floor Expansion Premises (making such Section apply to the entire Premises, including the Ninth Floor Expansion Premises), except the Protection Period shall be extended for a period of one year, expiring on January 31, 2021 and during the last year of the Protection Period (as amended) Tenant shall only be obligated to pay seventy-five percent (75%) of the Tax Increase allocable to any Reassessment that would otherwise be included in Operating Expenses (or any increases based on such portion) (i.e., same as under Section 8.1(d) of the Third Amendment).

Section 9 of the Third Amendment (Proposition 8) shall also apply to the Ninth Floor Expansion Premises (making such Section apply to the entire Premises, including the Ninth Floor Expansion Premises).

SIXTH AMENDMENT TO OFFICE LEASE (continued)

7. Credit Enhancements.

7.1 Modification to Security Deposit. Landlord acknowledges that it currently holds the sum of $162,938.28 as a Security Deposit under the Lease, which amount Landlord shall continue to hold through the Term, in accordance with the terms and conditions of the Lease, unless otherwise applied pursuant to the provisions of the Lease. Concurrent with Tenant’s execution and tendering to Landlord of this Sixth Amendment, Tenant shall tender to Landlord the sum of $58,411.77, which amount Landlord shall add to the Security Deposit already held by Landlord, so that thereafter, through the New Expansion Term, provided the same is not otherwise applied, Landlord shall hold a total of $221,350.05 as a Security Deposit on behalf of Tenant. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other laws, statutes, ordinances or other governmental rules, regulations or requirements now in force or which may hereafter be enacted or promulgated, which (i) establish the time frame by which Landlord must refund a security deposit under a lease, and/or (ii) provide that Landlord may claim from the Security Deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in Lease Article 18 and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s breach of the Lease or the acts or omission of Tenant or any Tenant Party (as defined in the Lease).

7.2 Modifications to the Letter of Credit. Landlord is the beneficiary under a certain Irrevocable Standby Letter of Credit No SVBSF006643 dated January 13, 2011 issued by Silicon Valley Bank (the “Letter of Credit”) in the principal amount of $400,000 (the “LC Amount”) as more particularly described in Article 27 of the Original Lease, as amended by Section 7.2 of the Third Amendment. Landlord and Tenant hereby agree that the terms and conditions of the Lease regarding the Letter of Credit are hereby amended as follows:

(a) The LC Amount shall be reduced to $200,000 on January 1, 2018, provided that the LC Amount shall be reduced only if (i) there does not then exist a material default by Tenant of its obligations or liabilities under this Lease beyond all applicable notice and cure periods, and (ii) neither the Lease nor Tenant’s right to possession of the Premises has been terminated as a result of a material default by Tenant beyond all applicable notice and cure periods.

(b) The final date of expiry of the Letter of Credit shall be December 31, 2018, at which time Landlord shall relinquish and deliver the Letter of Credit to Tenant, and there shall not be any further obligation whatsoever for a letter of credit under the Lease (and Tenant shall have no further obligations, and Landlord shall have no further rights or remedies, under Article 27 of the Original Lease, as amended), provided that (i) there does not then exist a material default by Tenant of its obligations or liabilities under this Lease beyond all applicable notice and cure periods, and (ii) neither the Lease nor Tenant’s right to possession of the Premises has been terminated as a result of a material default by Tenant beyond all applicable notice and cure periods.

On or before July 1, 2017, Tenant shall deliver to Landlord a replacement Letter of Credit or amendment to the Letter of Credit which incorporates the changes set forth above in clauses (a) and (b).

8. Parking Permits; Parking Discounts; Electric Vehicle Charging Stations.

8.1. Expansion Premises. Notwithstanding any contrary provision in the Lease, as amended, throughout the Ninth Floor Expansion Premises Term (as may be extended), with respect to the Ninth Floor Expansion Premises, Tenant shall have the right but not the obligation to purchase up to 111 parking permits, of which up to ten (10) permits shall be, at Tenant’s sole option, for non-tandem reserved parking stalls (8 of which shall be full-sized stalls and 2 of which shall be compact stalls). Tenant’s reserved parking shall be located in the stalls specified on Exhibit E. Tenant’s parking permits shall allow Tenant to park in the Building parking facility at the posted monthly parking rates and charges then in effect (subject to the discount set forth in Section 8.2 below), including any and all applicable taxes, provided that such rates may be changed from time to time in Landlord’s sole discretion, subject to the last sentence of this Section 8.1, and except as may otherwise be set forth in the Lease. The parking permit rates in effect as of the date of this Sixth Amendment (without taking into account the discount specified below in Section 8.2) are as follows: $118.00 per month per single unreserved permit (including City of Los Angeles taxes), and $173.00 per month per single reserved permit (including City of Los Angeles taxes). Landlord agrees that the parking permit rates at the Building shall remain comparable to the rates being charged at comparable Class A buildings in the Warner Center area.

SIXTH AMENDMENT TO OFFICE LEASE (continued)

8.2. Discounts. With respect to the parking permits and validations purchased for the Ninth Floor Expansion Premises in connection with this Sixth Amendment as specified in Section 8.1 above, commencing on the Ninth Floor Expansion Premises Commencement Date and continuing throughout the Termination Date Tenant shall receive a forty percent (40%) discount on all permits and validations purchased in connection with the Ninth Floor Expansion Premises parking (so long as such visitor validations are purchased by Tenant on a bulk basis in increments of $500.00). In addition, Tenant’s parking discounts for all other parking permits and validations under the Lease, and all of Tenant’s other parking rights under the Lease, shall continue in effect for the remainder of the Term (as may be extended).

8.3 Electric Vehicle Charging Stations. Tenant shall have the right to install two (2) additional electric vehicle charging stations (collectively, the two (2) stations, identification signage and all related equipment and wiring, including, without limitation conduit(s), transformers and submeter(s), shall be referred to as the “EVCS”) in two of the reserved stalls granted under Section 8.1 above in locations of the Building parking facility approved by Landlord for Tenant’s exclusive use, which approval shall not be unreasonably withheld, conditioned or delayed. The spaces depicted on Exhibit D (stalls 67 and 70) are approved by Landlord for such use (without limiting Landlord’s obligation to reasonably approve other spaces). All costs and expenses of planning, permitting, installation, electricity consumption (including cost any submeter(s) and above-standard electrical infrastructure), insurance (if reasonably required by Landlord’s property management), and repair and maintenance of the EVCS shall be paid by Tenant. Tenant shall perform the installation of the EVCS (the “EVCS Work”) (a) using licensed contractors approved in advance by Landlord; provided, however, Moffa Electrical Engineering Inc. and SemaConnect are hereby approved by Landlord; (b) in good workmanlike manner and in accordance with applicable law and plans and specifications approved in advance by Landlord (provided, however, Landlord hereby approves plans and specifications consistent with the plans and specifications for the EVCS Work performed in connection with the Fifth Amendment, pursuant to which two (2) EVCS were installed in stalls 68 and 69 as shown on Exhibit D attached hereto); (c) in a manner so as not to unreasonably disturb tenants and their invitees or impair their access into and out of the Building parking facilities or any Common Areas; and (d) during such reasonable time periods as prescribed by Landlord. With respect to all matters subject to Landlord’s approval under the foregoing subsections (a) and (b), Landlord’s approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall timely pay all contractors performing the EVCS Work. If any liens arise against the Building as a result of the EVCS Work, Tenant shall promptly, at Tenant’s sole expense, remove such liens and provide Landlord evidence that the title to the Building has been cleared of such liens. The contractors performing the EVCS Work shall be subject to Landlord’s reasonable rules and regulations for contractors working in the Project (including, without limitation, insurance requirements). Landlord and Tenant shall meet and confer at mutually acceptable times to review Tenant’s plans and schedule the EVCS Work. Landlord shall read the submeter(s) that will record electrical consumption by the EVCS and bill Tenant for the cost thereof monthly. Tenant shall pay the amount of the electrical bill to Tenant within thirty (30) days after Tenant’s receipt of the invoice. The EVCS shall be and remain Tenant’s property, and Tenant may remove or replace the same from time to time, including, without limitation, at the expiration or earlier termination of the Lease Term; however, Tenant may, at Tenant’s option, leave the EVCS specified in this Section 8.3 and the EVCS specified in the Fifth Amendment in their then existing area and condition at the expiration or earlier termination of the Term without any restoration requirement (notwithstanding any contrary provision in the Fifth Amendment). Tenant shall pay to repair any damage to the EVCS (excluding normal wear and tear) caused by Tenant or any of its contractors or employees.

9. Miscellaneous Amendments. The Lease is hereby amended as set forth in this Section 9 (all Section and Article references shall be references to the Original Lease unless specified otherwise).

9.1 Option to Extend Term. The Option set forth in Article 23 of the Original Lease and amended in Section 9.1 of the First Amendment and in Section 11.1 of the Third Amendment is hereby further amended to (a) include the Ninth Floor Expansion Premises (in addition to the Existing Premises); and (b) change the reference to the Termination Date to the Termination Date as defined in this Sixth Amendment. For the avoidance of any doubt, Section 11.1(c) of the Third Amendment shall remain in full force and effect,

SIXTH AMENDMENT TO OFFICE LEASE (continued)

including, but not limited to, with respect to the Ninth Floor Expansion Premises, and an extension of the Term shall have the same meaning in this Sixth Amendment as an extension of the Ninth Floor Expansion Premises Term.

9.2 Right of First Offer. The “Right of First Offer” shall mean the right of first offer set forth in Sections 24.1, 24.2 and 24.3 of the Original Lease, as amended by Section 9.2 of the First Amendment and Section 11.2 of the Third Amendment. The Right of First Offer shall remain in full force and effect except as amended as follows:

a) Section 24.1a) of the Original Lease, as amended by Section 11.2(a) of the Third Amendment, is hereby deleted in its entirety and Landlord and Tenant agree that the right of first offer shall be subject and subordinate only to the following written rights, in their form and content existing as of the date of this Sixth Amendment, granted to other tenants in the Building prior to the date hereof (collectively, the “Superior Rights”): Western Pacific Housing, Suite 700: a right of first negotiation to any space on the 7th floor; Carlson Wagonlit, Suite 500: a right of first offer to any contiguous space on the 5th floor; and Tobin Lucks, Suites 300, 200 and 460: a right of first refusal on any space on 4th or 5th floors. Notwithstanding anything to the contrary herein, Landlord shall not expand or extend or otherwise modify in a manner adverse to Tenant any Superior Rights, and Landlord represents and warrants to Tenant that the Superior Rights (in their form and content existing as of the date of this Sixth Amendment) are the sole and exclusive rights that are superior to Tenant’s right of first offer. Additionally, at such time as Landlord delivers a notice to Tenant regarding the potential lease of any of the Expansion Premises under Section 24.1 or 24.4 (as each is amended), Landlord shall be deemed to have represented and warranted to Tenant that the rights of all holders of Superior Rights are no longer in effect with respect to the Expansion Premises in question and the particular transaction in question.

b) The “Expansion Premises” as defined in Section 24.1 shall mean any demised office space on any of floors three (3), seven (7) or eight (8) in the Building, and any other space in the Building that is equal to or greater than 5,000 rentable square feet.

c) Notwithstanding anything to the contrary in the Lease, the Right of First Offer shall remain effective as of the date this Sixth Amendment is mutually executed and shall continue in effect through the expiration of the Ninth Floor Expansion Premises Term (as may be extended), and the Right of First Offer shall be a continuing right and shall not expire or terminate during the Term (as may be extended).

Notwithstanding anything in the Lease or this Sixth Amendment, (i) the Right of First Offer may be exercised by Tenant or any Affiliate assignee, or any other permitted assignee, (ii) Tenant’s exercise of its Right of First Offer and/or Right of First Refusal shall not affect Tenant’s right to exercise its Termination Option in the Lease; and (iii) the terms of Section 24.5 of the Original Lease shall remain in full force and effect (subject to Landlord’s obligations under this Sixth Amendment).

9.3 First Refusal. The “Right of First Refusal” set forth in Section 24.4 of the Original Lease, as amended by Section 9.2 of the First Amendment and Section 11.3 of the Third Amendment is hereby deleted in its entirety, and replaced with the following right of first refusal: Subject and subordinate only to any Superior Rights if at any time during the Term (as may be extended) Landlord receives a bona fide proposal for any space on any of the third (3rd) floor, seventh (7th) or eighth (8th) floors of the Building (whether or not such space has been the subject of an Offer Notice under Tenant’s right of first offer), Landlord shall deliver written notice thereof to Tenant along with a copy of the applicable proposal, letter of intent or term sheet setting forth the material terms of such offer, but with the identity of the proposed tenant and other information Landlord deems confidential redacted and not required to be disclosed to Tenant (the “RFR Notice”). Tenant shall have four (4) business days after receipt of RFR Notice from Landlord to advise Landlord of Tenant’s election (the “RFR Acceptance”) to lease the subject premises on the same terms and conditions as Landlord has specified in its RFR Offer Notice, provided that the term of lease for the subject premises shall be co-terminous with the Term of the Lease. If the RFR Acceptance is so given, then promptly thereafter, Landlord and Tenant shall sign an amendment to the Lease, adding the subject premises to the Premises and incorporating all of the terms and conditions originally contained in Landlord’s Offer Notice. If Tenant does not tender the RFR Acceptance of the RFR Offer Notice, within the time periods set forth herein,

SIXTH AMENDMENT TO OFFICE LEASE (continued)

then Landlord may lease the subject premises to any third party it chooses without liability to Tenant on all of the same material terms and conditions as those specified in Landlord’s RFR Offer Notice, subject to Tenant’s rights under this Section 9.3. Notwithstanding anything to the contrary in the Lease, the Right of First Refusal shall be a continuing right and shall not expire or terminate during the Term (as may be extended), and the Right of First Refusal may be exercised by Tenant or any Affiliate assignee or any other permitted assignee.

9.4 Termination Option. The “Termination Option” shall mean the option granted to Tenant to terminate the Lease early as set forth in Article 25 of the Original Lease and as amended by Section 9.3 of the First Amendment and Section 11.4 of the Third Amendment. The Termination Option shall remain in full force and effect and shall include the Ninth Floor Expansion Premises (in addition to the Existing Premises), except that such Termination Option is hereby amended as follows: (a) the “Early Termination Date” shall mean 11:59 p.m. Los Angeles time on January 31, 2022; (b) the “Notice Period Expiration Date”, shall mean January 31, 2021; (c) the termination compensation shall be the unamortized amount of any lease commission, and the unamortized amount of the Allowance, disbursed by Landlord in connection with this Sixth Amendment (and not in connection with the Original Lease or any prior amendment) or, unless otherwise agreed to by the parties, any expansion amendment between Landlord and Tenant executed after the date hereof (unless otherwise stated in any such amendment), which shall be amortized over the period commencing on the Ninth Floor Expansion Premises Commencement Date and ending on the earlier of the Termination Date or January 31, 2024, on a straight line basis at an interest rate of eight percent (8%) per annum as of the Early Termination Date, (d) for the avoidance of any doubt, an expansion of the Premises shall not terminate, delete, nullify or void the Termination Option (provided that, unless otherwise agreed to by the parties, for future expansions, if any, the termination compensation shall include the unamortized reasonable cost of improvements, if any, provided and paid for by Landlord for the benefit of Tenant in the form of a turn key or build to suit in the event no Allowance is provided), and (e) Section 25.4 of the Original Lease as amended and restated in its entirety in Section 11.4 of the Third Amendment, is hereby amended and restated (and shall be fully incorporated in the Lease as if set forth therein) as follows: “Section 25.4. Expiration of Option to Terminate Early. Provided that Tenant has not already delivered the Termination Notice specified hereinabove, then, effective on February 1, 2021, the provisions of this Article 25 shall be deemed null, void and of no further force or effect.”

9.5. SNDA. Tenant and Bank of America, NA, as Administrative Agent, are parties to a Subordination, Non-Disturbance and Attornment Agreement dated August 26, 2014 (“Bank of America SNDA”). Landlord shall use its most diligent efforts to deliver Lender’s written consent to this Sixth Amendment in order to comply with Section 4(i) of the Bank of America SNDA within thirty (30) days after this Sixth Amendment is executed and delivered by the parties, which written consent shall include a written statement that the terms and provisions of the Bank of America SNDA cover the entire Premises, including the Ninth Floor Expansion Premises (or in lieu of such written statement, Landlord shall use its most diligent efforts to cause Lender to execute and record an amended and restated Bank of America SNDA that covers the entire Premises, including the Ninth Floor Expansion Premises). Upon the mutual execution and delivery of this Sixth Amendment, Landlord shall be deemed to represent and warrant to Tenant that Landlord has obtained any and all necessary consents for the execution of this Sixth Amendment, and all necessary consents relating to Landlord’s existing loan related to the Bank of America SNDA (which Landlord represents and warrants is the only loan encumbering the Building as of the date hereof) have been obtained.

9.6. ADA Compliance. Landlord’s representations, warranties and covenants under Section 20.25 of the Original Lease are hereby ratified, and re-made (subject to, with respect to the Existing Premises only, any changes in law enacted since the original Commencement Date under the Original Lease or the Expansion Premises Commencement Date under the Third Amendment) as of the date hereof with respect to both the Existing Premises (excluding any Tenant Change in the Existing Premises with respect to which Landlord’s approval was not given but was required under the Lease) and the Ninth Floor Expansion Premises (except for Tenant’s obligation to cause the restrooms in the Premises to comply with Code to the extent set forth in Section 5.1 of Exhibit B).

9.7. Directory and Suite Signage. Tenant may, in its sole discretion, install building standard signage per a building standard location at the entrances of the Ninth Floor Expansion Premises at Tenant’s sole cost

SIXTH AMENDMENT TO OFFICE LEASE (continued)

and expense, payable by Tenant to Landlord within thirty (30) days after Landlord’s receipt of written invoice. If required by applicable law (such as, without limitation, any fire codes or regulation), or otherwise desired by Landlord, Landlord shall, at Landlord’s sole cost and expense, install building standard signage per a building standard location at the entrances of the Ninth Floor Expansion Premises. Tenant, in its sole and absolute discretion, may elect to have its names grouped in one location of the directory board, at Landlord’s sole cost and expense, in any area reasonably designated by the Landlord in addition to having such names individually listed alphabetically per one line per 1,000 rentable square feet in the Ninth Floor Expansion Premises not to exceed twenty (20) lines, subject to space availability. For the avoidance of any doubt, Tenant’s signage rights currently in the Lease shall remain in full force and effect throughout the Term (as may be extended).

9.8 Standards for Building HVAC; Excess HVAC. Landlord hereby represents and warrants that, as of the date hereof, the HVAC system serving the Building is capable of providing Tenant’s Premises with a temperature of 73 degrees Fahrenheit, plus or minus 2 degrees Fahrenheit and subject to variance in extreme outdoor temperature conditions (“Temperature Range”). Landlord shall use commercially reasonable efforts to maintain the Temperature Range in the Premises during Normal Business Hours and any time periods when Tenant orders Excess HVAC.

If Tenant requires Excess HVAC in the Ninth Floor Expansion Premises Tenant shall make its request during Normal Business Hours via Landlord’s internet-based HVAC request platform known as the Genea system, which is currently administered by providing Excess HVAC access via an internet log-in to the Tenant, which will activate the Excess HVAC. Any replacement or modification of the Genea system shall comparable in quality and efficiency. There shall be a one (1)-hour minimum charge for Excess HVAC when such Excess HVAC is ordered. Tenant’s request shall be deemed conclusive evidence of its willingness to pay the cost for excess HVAC pursuant to this Section 9.8. Notwithstanding anything to the contrary in the Lease or this Sixth Amendment, the cost for Excess HVAC for the Ninth Floor Expansion Premises shall not exceed Landlord’s reasonable cost thereof, which shall only include the actual cost of utilities charged by the third party utility provider, plus a reasonable allowance for accelerated depreciation and additional maintenance for the Building HVAC systems as a result of the Excess HVAC used by Tenant in the Ninth Floor Expansion Premises (which shall be substantiated in writing to Tenant upon Tenant’s request therefor). Notwithstanding anything to the contrary in the Lease or this Sixth Amendment, in no event shall charges for Excess HVAC include an administrative, supervision or other like fee. As of the date of this Lease, Landlord’s cost for the Ninth Floor Expansion Premises Excess HVAC (and the after-hours charge to Tenant for Excess HVAC for the Ninth Floor Expansion Premises) is $43.12 per hour.

9.9 Key Card Systems; Internal Staircase. Section 11.8 of the Third Amendment (Key Card Systems) and Section 11.10 (Internal Staircase) shall also apply to the Ninth Floor Expansion Premises and the 9th floor. Landlord agrees to use commercially reasonable efforts to address Tenant’s security concerns regarding access by third parties using the Building freight elevator to the floors leased by Tenant, as part of Operating Expenses. Landlord agrees to meet and confer with Tenant promptly after this Sixth Amendment is mutually executed and delivered to discuss one or more proposals regarding the issue.

9.10 Liability. Section 18.4 is hereby modified to provide that, notwithstanding anything to the contrary set forth in the Lease, including, without limitation, Article 18 of the Original Lease, neither Landlord nor Tenant shall not be liable in any event for any punitive, special, incidental or consequential damages (including, without limitation, loss of income, lost profits or loss of goodwill), except, with respect to Tenant, damages under Section 2.2 of the Original Lease (holdover), and furthermore it being agreed by Landlord and Tenant that any rental obligations owed (and not paid) to Landlord under the Lease shall be deemed to be Landlord’s actual direct damages, and not consequential damages.

9.11. Above Standard Janitorial Service. Landlord shall continue to provide janitorial services to the entire Premises in accordance with Section 8.3 of the Original Lease (as amended herein) and the janitorial specifications attached as Exhibit I to the Original Lease. Section 8.3 of the Original Lease is hereby amended to provide that Tenant agrees to pay for all janitorial services utilized by Tenant or requested by Tenant and furnished to Tenant which are not required under the existing Lease and not uniformly furnished to all tenants of the Building at the rate generally charged by Landlord to tenants of the Building for such janitorial services.

SIXTH AMENDMENT TO OFFICE LEASE (continued)

9.12 Satellite Dish. Tenant’s rights pursuant to Article 26 of the Original Lease, as amended by Section 11.11 of the Third Amendment, with respect to its Satellite Dishes shall continue throughout the Term, provided that Tenant shall have the right to install one additional Satellite Dish subject to the terms and conditions of Article 26 of the Original Lease, as amended by Section 11.11 of the Third Amendment, with respect to its Satellite Dishes.

10. Civil Code Section 1938 Disclosure. Pursuant to California Civil Code Section 1938, Landlord hereby discloses that the Expansion Premises and the Existing Premises have not undergone an inspection by a Certified Access Specialist to determine whether the Premises meet all applicable construction-related accessibility standards.

11. Acceptance of Expansion Premises. Subject to the terms and conditions of this Sixth Amendment and the Lease (including, without limitation, Landlord’s covenants, representations and warranties), Tenant has made its own inspection of and inquiries regarding the Expansion Premises. Therefore, subject to the terms and conditions of this Sixth Amendment and the Lease (including, without limitation, Landlord’s covenants, representations and warranties), Tenant accepts the Expansion Premises in its “as-is” condition. Tenant further acknowledges that Landlord has made no currently effective representation or warranty, express or implied regarding the condition, suitability or usability of the Expansion Premises for the purposes intended by Tenant except as set forth in this Sixth Amendment or the Lease.

12. Warranty of Authority. If Landlord or Tenant signs as a corporation or limited liability company or a partnership, each of the persons executing this Sixth Amendment on behalf of Landlord or Tenant hereby covenants and warrants that the applicable entity executing herein below is a duly authorized and existing entity that is qualified to do business in California; that the person(s) signing on behalf of either Landlord or Tenant have full right and authority to enter into this Sixth Amendment; and that each and every person signing on behalf of either Landlord or Tenant are authorized in writing to do so.

13. Broker Representation. Landlord and Tenant represent to one another that it has dealt with no broker in connection with this Sixth Amendment other than Douglas Emmett Management, LLC and CBRE, Inc. Landlord and Tenant shall hold one another harmless from and against any and all liability, loss, damage, expense, claim, action, demand, suit or obligation arising out of or relating to a breach by the indemnifying party of such representation. Landlord agrees to pay all commissions due to the brokers listed above created by Tenant’s execution of this Sixth Amendment.

14. Confidentiality. Landlord and Tenant agree that the covenants and provisions of this Sixth Amendment shall not be divulged to anyone not directly involved in the management, administration, ownership, lending against, or subleasing of the Premises, which permitted disclosure shall include, but not be limited to, the board members, legal counsel and/or accountants of either Landlord or Tenant.

15. Governing Law. The provisions of this Sixth Amendment shall be governed by the laws of the State of California.

16. Reaffirmation. Landlord and Tenant acknowledge and agree that the Lease, as amended herein, constitutes the entire agreement by and between Landlord and Tenant relating to the Premises, and supersedes any and all other agreements written or oral between the parties hereto. Furthermore, except as modified herein, all other covenants and provisions of the Lease shall remain unmodified and in full force and effect.

17. Submission of Document. No expanded contractual or other rights shall exist between Landlord and Tenant with respect to the Expansion Premises, as contemplated under this Sixth Amendment, until both Landlord and Tenant have executed and delivered this Sixth Amendment, whether or not any additional rental or security deposits have been received by Landlord, and notwithstanding that Landlord has delivered to Tenant an unexecuted copy of this Sixth Amendment. The submission of this Sixth Amendment to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or an option for the Tenant to lease the Expansion Premises, or otherwise create any interest by Tenant in the Expansion Premises or any other portion of the Building other than the original Existing Premises currently occupied by Tenant. Execution of this Sixth Amendment by Tenant and its return to Landlord shall not be binding upon Landlord, notwithstanding any time interval, until Landlord has in fact executed and delivered this Sixth Amendment to Tenant.

SIXTH AMENDMENT TO OFFICE LEASE (continued)

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this document, effective the later of the date(s) written below.

LANDLORD:			TENANT:

DOUGLAS EMMETT 2008, LLC, a Delaware limited liability company			BLACKLINE SYSTEMS, INC., a California corporation

By:	Douglas Emmett Management, Inc.,
	a Delaware corporation, its Manager		By:	/s/ Karole Morgan-Prager
			Name:	Karole Morgan-Prager
			Title:	Chief Legal and Administrative Officer

	By:	/s/ Andrew Goodman
		Andrew Goodman,	Dated:	May 15, 2017
Senior Vice President

	Dated:	5/18/17

EXHIBIT A

NINTH FLOOR EXPANSION PREMISES PLAN

A-1

EXHIBIT B

IMPROVEMENT CONSTRUCTION AGREEMENT

CONSTRUCTION PERFORMED BY TENANT

Section 1. Tenant to Complete Construction. Tenant’s general contractor (“Contractor”) shall furnish and install within the Ninth Floor Expansion Premises and the Existing Premises (it being expressly understood that Tenant may use the Allowance and Space Planning Allowance for either or both of the Ninth Floor Expansion Premises and/or Existing Premises) those items of general construction (the “Improvements”), shown on the final Plans and Specifications approved by Landlord. The definition of “Improvements” shall include all costs associated with completing the Improvements in accordance with applicable law, including, without limitation, all code compliance within the Premises, and including but not limited to, space planning, design, architectural, and engineering fees, contracting, labor and material costs, municipal fees, plan check and permit costs, and document development and/or reproduction. The Improvements shall comply in all respects with the following: (i) all state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; (iii) building material manufacturer’s specifications and (iv) the Plans and Specifications.

All Tenant selections of finishes shall be indicated in the Plans and Specifications and shall be equal to or better than the minimum Building standards and specifications. Any work not shown in the Plans and Specifications or included in the Improvements such as, but not limited to, telephone service, furnishings, or cabinetry, for which Tenant contracts separately shall be subject to Landlord’s reasonable, non-discriminatory policies and shall be conducted in such a way as to not unreasonably hinder or delay the work of Improvements. Subject to Landlord’s approval of the final Plans and Specifications, Tenant shall have the right but not the obligation to construct an internal staircase connecting any full floors leased by Tenant at Tenant’s sole cost and expense (subject to the Allowance). If constructed, the staircase(s) shall be subject to the terms of Section 7.1(c) of the Original Lease. To comply with the restoration provisions of Section 7.1(c), Tenant shall remove and restore any internal staircases installed by or for Tenant not later than the Termination Date or any earlier expiration of the Term. Landlord shall be entitled to engage, at Tenant’s sole cost not to exceed $1,000, a third party engineer if reasonably necessary to review the plans for the internal staircase. If Landlord elects to engage such engineer, Landlord shall follow the procedures set forth in the second paragraph of Section 2, below.

Tenant shall be entitled to install Meccho shades in the Premises as part of the Improvements. In addition, Tenant shall have no obligation to remove any cabling and wiring installed in the Ninth Floor Expansion Premises if Tenant removes all existing cabling and wiring in the Ninth Floor Expansion Premises during construction).

Section 2. Tenant’s Payment of Costs. Subject to Landlord’s disbursement of the Allowance, and Landlord’s other payment obligations as specified hereinbelow, Tenant shall bear any and all costs of the Improvements, and shall timely pay said costs directly to the Contractor. From time to time, Tenant shall provide Landlord with such evidence as Landlord may reasonably request that the Contractor has been paid in full for the work completed to-date.

In addition, Tenant shall reimburse Landlord for any and all of Landlord’s reasonable third party out of pocket costs not to exceed $1,000 actually incurred in reviewing Tenant’s Plans and Specifications or for any other “peer review” work associated with Landlord’s review of Tenant’s Plans and Specifications, including, without limitation, Landlord’s reasonable third party out of pocket costs actually incurred in engaging any third party engineers, contractors, consultants or design specialists. Landlord shall engage such third parties only if reasonably necessary and shall explain to Tenant in advance in reasonable detail the need to engage them prior to doing so. Landlord shall also provide a good faith estimate of the cost of such review, the name(s) of the proposed third-party to be engaged, and shall give Tenant a reasonable opportunity to respond and modify any plans. Landlord shall use commercially reasonable efforts to

EXHIBIT B (Continued)

IMPROVEMENT CONSTRUCTION AGREEMENT

engage the most cost-competitive qualified third parties. Tenant shall pay such costs to Landlord within thirty (30) days after Landlord’s delivery to Tenant of a copy of the invoice(s) for such work, up to a maximum aggregate total of $1,000.

Section 3. Lien Waiver and Releases. If any liens arise against the Ninth Floor Expansion Premises, the Existing Premises or the Building as a result of Tenant’s Improvements, Tenant shall, at Tenant’s sole expense, remove such liens and provide Landlord evidence that the title to the Building and Ninth Floor Expansion Premises have been cleared of such liens, as required of Tenant under the Lease.

Section 4. Supervisory Fee. Notwithstanding anything to the contrary herein, Landlord shall be entitled to deduct from the Allowance an administrative fee in connection with the Improvements equal to one half of one percent (0.50%) of the Allowance (other than the $42,000 increase under Section 5.1 below), and, notwithstanding anything to the contrary in this Sixth Amendment or the Lease, Landlord shall not be entitled to any other fees or charges in connection with the Improvements except as may be otherwise expressly provided in Section 1 and Section 2 of this Exhibit B.

Section 5. Landlord’s Payment.

5.1 Allowances. In accordance with the terms and procedures specified below, Landlord shall pay to Tenant an allowance, not to exceed the sum of $54.00 per square foot of Rentable Area within the Ninth Floor Expansion Premises for the Improvements (and Allowance Items, as defined below) to be constructed in the Ninth Floor Expansion Premises and/or Existing Premises, at Tenant’s election (the “Allowance”). The Allowance is hereby increased by an additional $42,000 for improvements in the restrooms on the ninth floor of the Building, and Tenant, as opposed to Landlord, shall be responsible for any applicable code compliance in the restrooms on the ninth floor in the Ninth Expansion Premises in connection with the construction of the Improvements (subject to Landlord’s representations, warranties and covenants under this Sixth Amendment). Without limiting the preceding 2 sentences, in addition to the Allowance and not a part of the Allowance, Landlord shall pay to Tenant an amount, not to exceed the sum of $0.15 per square foot of Usable Area in the Ninth Floor Expansion Premises, for architectural services and space planning services (the “Space Planning Allowance”). Unused amounts of the Space Planning Allowance may be applied toward Improvements in the Ninth Floor Expansion Premises and/or Existing Premises, at Tenant’s election. The Allowance and the Space Planning Allowance shall be available for disbursement to the Tenant commencing on the date of the mutual execution and delivery of this Sixth Amendment, through December 31, 2018 (the “Outside Allowance Date”). After the Outside Allowance Date Landlord shall have no obligation to disburse any portions of the Allowance or the Space Planning Allowance, provided, however, that if Tenant has complied with all of the conditions precedent required for disbursement of the Allowance and/or the Space Planning Allowance pursuant to this Exhibit B, prior to the Outside Allowance Date but Landlord has not yet disbursed such the amount requested then, subject to Tenant’s compliance with the terms and conditions of this Exhibit B, Tenant shall be entitled to such disbursement. Landlord shall deliver written notice to Tenant not later than thirty (30) days prior to the Outside Allowance Date if at such time there is a balance remaining in the amount of the Allowance or the Space Planning Allowance. The Outside Allowance Date shall be extended day for day for each day Landlord fails to give such notice, for each day of a Landlord Delay (as defined in the Third Amendment (provided that “Third Amendment” in such definition is revised to be “Sixth Amendment”)), and for each day of delay caused by Force Majeure and/or Governmental Delay.

5.2. Use of the Allowance.

5.2.1. Allowance Items. Except as otherwise set forth in this Exhibit B, the Allowance and Space Planning Allowance shall be disbursed by Landlord only for the following items and costs (collectively, the “Allowance Items”):

5.2.1.1 Supplemental HVAC units and meters relating thereto, to the extent desired by Tenant;

5.2.1.2 The payment of plan check permit and license fees relating to construction of the Improvements and/or Tenant’s signage;

EXHIBIT B (Continued)

IMPROVEMENT CONSTRUCTION AGREEMENT

5.2.1.3 The costs of design and construction of the Improvements, including without limitation, all hard and soft costs, acquisition and installation costs, space planning costs, testing and inspection costs, installation of built-in work stations, floor loading reinforcement costs, hoisting and trash removal costs, and contractors’ fees and general conditions, provided that the Allowance or Space Planning Allowance may not be applied to the purchase of furniture or equipment or cabling or wiring or any other personal property, except as set forth below in Section 5.2.1.7. For the avoidance of doubt, the Allowance and Space Planning Allowance may be used by Tenant for either or both of the Existing Premises and/or the Ninth Floor Expansion Premises;

5.2.1.4 The cost of any changes in the base, shell and core when such changes are required solely by the Plans and Specifications, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

5.2.1.5 The cost of any changes to the Plans and Specifications or the Improvements required by all applicable building codes, subject to Landlord’s obligations under the Lease and this Sixth Amendment;

5.2.1.6 Payment of any fees and costs to approved “Tenant’s Agents,” as defined below in Section 6 (b); and

5.2.1.7. An amount (out of the Allowance and not in addition to the Allowance) not to exceed $5.00 per square foot of Rentable Area of the Ninth Floor Expansion Premises and Existing Premises for the purchase and installation of furniture, fixtures and equipment to be used in the Premises.

5.2.2 Disbursement of the Allowance. During the design and construction of the Improvements, Tenant may request and Landlord shall make monthly disbursements of the Allowance and the Space Planning Allowance for the Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:

5.2.2.1 Disbursements. Tenant may request monthly progress payments out of the Allowance in accordance with this Section 5.2.2.1. In connection with the foregoing, and not more than once each calendar month, Tenant shall deliver to Landlord: (i) a request for payment approved by Tenant detailing the work completed; (ii) invoices from the Contractor and its subcontractors and suppliers for labor rendered and materials delivered to the Ninth Floor Expansion Premises; and (iii) conditional mechanic’s lien releases from all of Tenant’s Agents performing the Improvements for which the applicable payment is requested which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 8138. Within thirty (30) days after Landlord has received all of the items in the foregoing clauses (i) through (iii), Landlord shall deliver a check to Tenant payable to Tenant, or, at Tenant’s sole election, a check payable jointly to Tenant and Contractor, in payment of the lesser of: (A) the amounts so requested by Tenant, less an amount, to the extent not already reflected in Tenant’s request for payment as the retention provided for in the construction contract, equal to the lesser of (i) a ten percent (10%) retention, or (ii) the retention provided for in the construction contract approved by Landlord (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Allowance, not including the Final Retention. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request. Tenant may request the entire amount of the Space Planning Allowance in one or more disbursements without retention and Landlord shall disburse the same within thirty (30) days after receipt of a paid invoice evidencing the architectural and space planning services paid for with respect to the Premises. The invoice shall be on the service provider’s customary invoice delivered to third parties for payment. At Tenant’s option, Landlord shall make payment of the Space Plan Allowance, or any portion thereof, directly to the service provider(s), in which event, Landlord shall pay the service provider(s) in question within such 30-day period and the invoices provided to Landlord as evidence of the costs will not be required to be previously paid by Tenant.

EXHIBIT B (Continued)

IMPROVEMENT CONSTRUCTION AGREEMENT

5.2.2.2 Final Retention. Subject to the provisions of this Exhibit B, a check for the Final Retention payable to Tenant, or, at Tenant’s sole election, a check payable jointly to Tenant and Contractor, shall be delivered by Landlord to Tenant following the completion of construction of the Improvements, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 8138, (ii) Landlord has reasonably determined that the Improvements were built out consistent with the Landlord-approved Plans and Specifications in all material respects, (iii) Tenant delivers to Landlord all other information reasonably requested by Landlord, including a “close-out” package, to be delivered at Tenant’s sole cost and expense, without any requirement that Landlord execute any release forms or other documents as a condition to such delivery, and notwithstanding any intellectual property rights in such property claimed by Tenant, its architect, contractor or other third part, which close-out package shall include mechanical and electrical final CAD as-builts and architectural CAD as-built that includes mechanical and electrical final as-builts (as specified below in Section 10 d);; permit cards with all required signatures; air balance report (2 copies) (as specified below in Section 10 e) ii); and (iv) Tenant delivers to Landlord a certificate from the Architect or Contractor, in a form reasonably acceptable to Landlord, certifying that the construction of the Improvements in the Ninth Floor Expansion Premises has been substantially completed.

5.2.2.3. Other Terms. Landlord shall only be obligated to make disbursements from the Allowance and Space Planning Allowance to the extent costs are incurred by Tenant for the Allowance Items.

5.3 Notwithstanding anything to the contrary in the Lease or this Sixth Amendment, Landlord agrees to pay, at its sole cost and expense, and not from the Allowance or the Space Planning Allowance, any increased costs in the performance of the Improvements (including, without limitation, increased costs in obtaining permits) to the extent resulting from any of the following (each, a “Landlord TI Event”): (a) the presence of Hazardous Materials (such as, by way of example, asbestos or mold), present in the Ninth Floor Expansion Premises or Building as of the Ninth Floor Expansion Premises Delivery Date, or (b) violation of any applicable law or Code (provided that Tenant, as opposed to Landlord, shall be responsible for any applicable Code compliance in the restrooms in the ninth floor restrooms in the Ninth Floor Expansion Premises in connection with the construction of the Improvements and approval of the same by the applicable governmental entity), rule, regulation or ordinance existing in the Building or Ninth Floor Expansion Premises (including, without limitation, the Americans With Disabilities Act and any like State of California requirements), as of the date of this Sixth Amendment, or (c) any construction or design defect in the Ninth Floor Expansion Premises or Building that is known by Landlord as of the date hereof, but that would not be reasonably discoverable by Tenant or Tenant’s Agents upon a reasonable inspection or a licensed architect’s field inspection, and, based on the information known to Landlord as of the date hereof, would reasonably be expected to materially delay or increase the cost (or change the scope) of the performance of the Improvements. The Contractor shall perform, at Landlord’s sole cost and expense, provided such cost and expense are commercially reasonable costs (and not deducted from the Allowance or the Space Planning Allowance), the work reasonably necessary relating to each Landlord TI Event affecting the Improvements (or any portion thereof (subject to Landlord’s prior review of the written plans and written bids therefor in reasonable detail). Landlord shall timely and promptly pay the Contractor directly for such work within thirty (30) days after invoicing. Without limiting the foregoing, to the extent that, at any time during the Term, the Improvements (or any other alterations or improvements) or governmental requirements require the alteration or removal of any shaft above the ceiling vent (unless such shaft is installed by Tenant), or such alteration or removal is otherwise required, then Landlord’s contractor shall, at Landlord’s sole cost and expense, alter or remove the shaft (together with all related restoration, repair and other work, such as, by way of example, removing the shaft from the Building in its entirety, if necessary, and restoring the other floors in the Building as a result thereof) to the extent reasonably required to accommodate the installation of the Improvements (or any other alterations or improvements) without delaying Tenant’s construction thereof.

EXHIBIT B (Continued)

IMPROVEMENT CONSTRUCTION AGREEMENT

Section 6. Retention of Professionals; Pre-Construction Requirements and Approvals. Prior to Tenant or Contractor commencing any work:

a)	Tenant shall retain an architect/space planner, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed (the “Architect”), and which approval shall be deemed granted unless Landlord provides a reasonable disapproval prior to the third (3rd) business day after receipt by Landlord of Tenant’s proposed Architect. Notwithstanding anything to the contrary herein, Tenant may, at Tenant’s sole option, and without the need for approval by Landlord, use DLR Group as the Architect (including, without limitation, for MEP and structural design). The Architect shall prepare the Space Plan.

b)	Contractor, and its subcontractors and suppliers, shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall deliver to Landlord notice of its proposed Contractor not later than ten (10) business days after the mutual execution of this Sixth Amendment (and any reasonable qualifying information, such as references, unless Landlord has approved the Contractor for Tenant’s previous improvements), and Landlord shall approve or reject the same within three (3) business days after the receipt of notice of Tenant’s proposed Contractor provided that such approval shall be deemed granted unless Landlord provides a reasonable disapproval prior to the third (3rd) business day after the receipt of notice of Tenant’s proposed Contractor. Tenant shall cause Contractor to execute and deliver to Landlord the Agreement By Contractor of Indemnification/Hold Harmless of Landlord attached to this Exhibit B as Schedule 1. Notwithstanding anything to the contrary herein, Tenant may, at Tenant’s sole option, and without the need for approval by Landlord, use Sierra Pacific Constructors as the Contractor, and/or DLR Group for mechanical, electrical and plumbing, and/or for any structural, work. Contractor shall provide Landlord with a true, complete and correct copy of the construction contract between Contractor and Tenant. So long as the same are reasonably cost competitive, Contractor shall use Landlord’s preferred fire-life safety and heating, venting, air-conditioning subcontractors for such work. All subcontractors, laborers, materialmen, and suppliers, and the Contractor, Architect and Engineers shall be known collectively as “Tenant’s Agents”. During completion of the Improvements, Tenant and Tenant’s Agents shall use commercially reasonable efforts avoid creating disputes or conflicts between any labor personnel hired by Tenant or Tenant’s Agents and unionized workforce or trades engaged in performing other work, labor or services in or about the Building or in the vicinity. If any dispute or conflict occurs, Tenant, upon demand by Landlord, shall use commercially reasonable efforts to attempt to resolve such dispute or conflict. Tenant shall indemnify and hold Landlord harmless from and against all claims, suits, demands, damages, judgments, costs, interest and expenses (including attorneys fees and costs incurred in the defense thereof) to which Landlord may be subject or suffer when the same arise out of or in connection with the use of, work in, construction to, or actions in, on, upon or about the Ninth Floor Expansion Premises by Tenant or Tenant’s agents, contractors, directors, employees, licensees, officers, partners or shareholders, including any actions relating to the installation, placement, removal or financing of the Improvements and any other improvements, fixtures and/or equipment in, on, upon or about the Ninth Floor Expansion Premises. Notwithstanding the foregoing or anything to the contrary in this Sixth Amendment or the Lease, Tenant shall have no obligation whatsoever to use union labor (or any other labor subject to a collective bargaining agreement).

c)

All Plans and Specifications shall be subject to Landlord’s reasonable prior approval, which approval shall not be unreasonably withheld, conditioned’ or delayed and shall be deemed granted if Landlord does not reasonably disapprove the Plans and Specifications within five (5) business days of receipt of such Plans and Specifications from Tenant. Two (2) full size (hard copy) sets of Plans and Specifications shall be delivered to Landlord in any instance where Landlord has the right to prior review and approval of Plans and Specifications or revisions thereof. Notwithstanding anything contained in this Exhibit B to the contrary, and without limiting Landlord’s reasonable discretion to withhold its approval hereunder, it shall be deemed reasonable for Landlord to deny its consent to any aspect of the Plans and Specifications that (i) adversely affect Building systems, the structure of the

EXHIBIT B (Continued)

IMPROVEMENT CONSTRUCTION AGREEMENT

Building or the safety of the Building and/or its occupants, (ii) would violate any applicable governmental laws, rules or ordinances; (iii) would require any changes that adversely impact the base, shell and core of the Building, and/or (iv) are materially inconsistent with the standards of first class office buildings in the vicinity of the Building, as reasonably determined by Landlord and the Contractor. Landlord shall provide a written statement of any disapproval of any Plans and Specifications stating the reasonable reasons for Landlord’s disapproval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Plans and Specifications as set forth in this Section 6, shall be for its sole purpose and shall not imply Landlord’s approval of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Plans and Specifications are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Tenant agrees that Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Plans and Specifications, except to the extent Landlord delivered to Tenant or any of Tenant’s Agents incorrect base building plans or other written information regarding the Building and such incorrect base building plans or written information caused such errors or omissions. After the mutual execution and delivery of this Sixth Amendment by Landlord and Tenant, Tenant shall promptly cause the Architect to complete the architectural and engineering drawings for the Ninth Floor Expansion Premises and, if applicable, the Existing Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Plans and Specifications”) and shall submit the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed granted unless Landlord provides a written reasonable disapproval thereof to Tenant within five (5) business days after Landlord’s receipt of the Plans and Specifications. Tenant shall supply Landlord with two (2) copies certified by the Architect of such Plans and Specifications. If reasonably and timely requested by Landlord, Tenant shall revise the Plans and Specifications in accordance with such review and any reasonable disapproval of Landlord timely provided by Landlord to Tenant in connection therewith. The Plans and Specifications must be approved (which approval shall not be unreasonably withheld, conditioned or delayed, and which approval shall be deemed granted as set forth herein) by Landlord prior to the commencement of construction of the Ninth Floor Expansion Premises by Tenant. Concurrently with Tenant’s submittal of the Plans and Specifications to Landlord for its approval hereunder, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits (provided that such submission shall be at Tenant’s sole risk and shall not alter or modify Landlord’s right to reasonably approve the Plans and Specifications in accordance with the terms hereof). Tenant hereby agrees that, subject to the terms and conditions of this Exhibit B, neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy (or their substantial equivalent) for the Ninth Floor Expansion Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy at no material cost to Landlord. No material changes, modifications or alterations in the Plans and Specifications may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld, conditioned or delayed and shall be deemed granted unless Landlord delivers a written reasonable disapproval thereof to Tenant within five (5) business days following submission by Tenant.

d)

Prior to the commencement of the construction of the Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred in connection with the design and construction of the Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the construction

EXHIBIT B (Continued)

IMPROVEMENT CONSTRUCTION AGREEMENT

contract with Contractor. Notwithstanding anything to the contrary herein, Landlord and its affiliates shall not be entitled to a supervisory fee or administrative fee in connection with the Improvements, and, notwithstanding anything to the contrary in this Sixth Amendment or the Lease, Landlord shall not be entitled to any other fees or charges in connection with the Improvements except as may be otherwise expressly provided in this Exhibit B.

e)	Contractor shall submit to Landlord verification of public liability and workmen’s compensation insurance as reasonably required by Landlord’s Building manager (which requirements shall be delivered to Tenant in writing on or before this Sixth Amendment is fully executed).

f)	Landlord and Tenant agree that if the Improvements are actually constructed by Tenant’s Contractor at a cost which is less than the Allowance or Space Planning Allowance there shall be no monetary adjustment between Landlord and Tenant or offset against Rent or other sums owed by Tenant to Landlord under the Lease and the entire cost savings, after deducting Allowance amounts disbursed for all other Allowance Items) shall be retained by Landlord and relinquished by Tenant.

Section 7. Landlord’s Administration of Construction. Tenant’s Contractor and its subcontractors and suppliers shall be subject to Landlord’s reasonable administrative control and supervision; provided, however, notwithstanding anything to the contrary herein, no supervision or administrative or other fees or charges shall be charged by Landlord or any affiliate of Landlord. Landlord shall provide the Contractor and its subcontractors free parking in the Building parking facility and reasonable access to the Building, the Building parking facilities, the Existing Premises and the Ninth Floor Expansion Premises twenty-four (24) hours per day, seven (7) days per week, provided that Tenant and its contractors schedule such access in advance as may be reasonably requested by the Building’s property manager, so as to timely complete the Improvements; reasonable use of the freight elevators and loading docks for the movement of Contractor’s and its subcontractor’s materials and laborers free of charge. Landlord shall not charge Tenant for Contractor’s and subcontractors’ parking, elevator use, utilities or HVAC during construction of the Improvements and while such Contractor and subcontractors are performing the Improvements. Tenant’s subcontractors shall submit schedules of all work relating to the Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s subcontractors of any changes which are necessary thereto, and Tenant’s subcontractors shall substantially adhere to such corrected schedule. Tenant shall, at no cost or expense to Tenant, abide by all reasonable, non-discriminatory rules made by Landlord’s Building manager with respect to the storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Exhibit B. From time to time during the construction of the Improvements Tenant shall, promptly upon reasonable request from Landlord, provide reasonable progress reports to Landlord regarding the progress of the preparation of plans and specifications and the construction of the Improvements. In addition, Landlord shall have the right to inquire of Tenant from time to time regarding meetings to be held between Tenant, the Architect and the Contractor, and shall have the right to attend any such meetings. Further, Landlord shall have the right to require Tenant, Architect and the Contractor to meet with Landlord to discuss the progress of the preparation of plans and specifications and the construction of the Improvements, as reasonably deemed necessary by Landlord.

Section 8. Fixed Date for Expansion Premises Commencement Date and Rent Commencement Dates. Tenant acknowledges and agrees that whether or not Tenant has completed construction of the Improvements, the Ninth Floor Expansion Premises Commencement Date (and the respective Rent commencement dates for each portion thereof as specified in the Sixth Amendment to which this Exhibit B is attached) shall be as set forth in Section 5 of the Sixth Amendment as extended day for day for each day of a Landlord Delay and each day of delay caused by Force Majeure and/or Governmental Delay.

Section 9. Compliance with Construction Policies. During construction of the Improvements, Tenant’s Contractor shall adhere to the Construction Policies specified hereinbelow, which represent Landlord’s minimum requirements for completion of the Improvements.

EXHIBIT B (Continued)

IMPROVEMENT CONSTRUCTION AGREEMENT

CONSTRUCTION POLICIES

The following policies outlined are the construction procedures for the Building. As a material consideration to Landlord for granting Landlord’s permission to Tenant to complete the construction contemplated hereunder, Tenant agrees to be bound by and follow the provisions contained hereinbelow:

Section 10. Administration.

a)	Contractors to notify Building Office prior to starting any work. No exceptions. All jobs must be scheduled by the general contractor or sub-contractor when no general contractor is being used.

b)	The general contractor is to provide the Building Manager with a copy of the projected work schedule for the suite, prior to the start of construction.

c)	Contractor will make sure that at least one set of drawings will have the Building Manager’s initials approving the plans and a copy delivered to the Building Office.

d)	As-built construction, including mechanical drawings and air balancing reports will be submitted at the end of each project.

e)	The HVAC contractor is to provide the following items to the Building Manager upon being awarded the contract from the general contractor:

i)	A plan showing the new ducting layout, all supply and return air grille locations and all thermostat locations. The plan sheet should also include the location of any fire dampers.

ii)	An Air Balance Report reflecting the supply air capacity throughout the suite, which is to be given to the Chief Building Engineer at the finish of the HVAC installation.

f)	All paint bids should reflect a one-time touch-up paint on all suites. This is to be completed approximately five (5) days after move-in date.

g)	The general contractor must provide for the removal of all trash and debris arising during the course of construction. At no time are the building’s trash compactors and/or dumpsters to be used by the general contractor’s clean-up crews for the disposal of any trash or debris accumulated during construction. The Building Office assumes no responsibility for bins. Contractor is to monitor and resolve any problems with bin usage without involving the Building Office. Bins are to be emptied on a regular basis and never allowed to overflow. Trash is to be placed in the bin.

h)	Contractors will include in their proposals all costs to include: additional security (if required), restoration of carpets, etc.

i)	Any problems with construction per the plan, will be brought to the attention of and documented to the Building Manager.

Section 11. Building Facilities Coordination.

a)	All deliveries of material will be made through the parking lot entrance.

b)	Construction materials and equipment will not be stored in any area without prior approval of the Building Manager.

c)	Only the freight elevator is to be used by construction personnel and equipment. Under no circumstances are construction personnel with materials and/or tools to use the “passenger” elevators.

Section 12. Housekeeping.

a)	Suite entrance doors are to remain closed at all times, except when hauling or delivering construction materials.

EXHIBIT B (Continued)

IMPROVEMENT CONSTRUCTION AGREEMENT

b)	All construction done on the property that requires the use of lobbies or common area corridors will have carpet or other floor protection. The following are the only prescribed methods allowed:

i)	Mylar — Extra heavy-duty to be taped from the freight elevator to the suite under construction.

ii)	Masonite —1/4 inch Panel, Taped to floor and adjoining areas. All corners, edges and joints to have adequate anchoring to provide safe and “trip-free” transitions. Materials to be extra heavy-duty and installed from freight elevator to the suite under construction.

c)	Restroom wash basins will not be used to fill buckets, make pastes, wash brushes, etc. If facilities are required, arrangements for utility closets will be made with the Building Office.

d)	Food and related lunch debris are not to be left in the suite under construction.

e)	All areas the general contractor or their sub-contractors work in must be kept clean. All suites the general contractor works in will have construction debris removed prior to completion inspection. This includes dusting of all window sills, light diffusers, cleaning of cabinets and sinks. All common areas are to be kept clean of building materials at all times so as to allow tenants access to their suites or the building.

Section 13. Construction Requirements.

a)	All Life and Safety and applicable Building Codes will be strictly enforced (i.e., tempered glass, fire dampers, exit signs, smoke detectors, alarms, etc.). Prior coordination with the Building Manager is required.

b)	Electric panel schedules must be brought up to date identifying all new circuits added.

c)	All electrical outlets and lighting circuits are to be properly identified. Outlets will be labeled on back side of each cover plate.

d)	All electrical and phone closets being used must have panels replaced and doors shut at the end of each day’s work. Any electrical closet that is opened with the panel exposed must have a work person present.

e)	All electricians, telephone personnel, etc. will, upon completion of their respective projects, pick up and discard their trash leaving the telephone and electrical rooms clean. If this is not complied with, a clean-up will be conducted by the building janitors and the general contractor will be back-charged for this service.

f)	Welding or burning with an open flame will not be done without prior approval of the Building Manager. Fire extinguishers must be on hand at all times.

g)	All “anchoring” of walls or supports to the concrete are not to be done during normal working hours (7:30 AM - 6:00 PM, Monday through Friday). This work must be scheduled before or after these hours during the week or on the weekend.

h)	All core drilling is not to be done during normal working hours (7:30 AM - 6:00 PM, Monday through Friday). This work must be scheduled before or after these hours during the week or on the weekend.

i)	All HVAC work must be inspected by the Building Engineer. The following procedures will be followed by the general contractor:

i)	A preliminary inspection of the HVAC work in progress will be scheduled through the Building Office prior to the reinstallation of the ceiling grid.

ii)	A second inspection of the HVAC operation will also be scheduled through the Building Office and will take place with the attendance of the HVAC contractor’s Air Balance Engineer. This inspection will take place when the suite in question is ready to be air-balanced.

iii)	The Building Engineer will inspect the construction on a periodic basis as well.

j)	All existing thermostats, ceiling tiles, lighting fixtures and air conditioning grilles shall be saved and turned over to the Building Engineer.

EXHIBIT B (Continued)

IMPROVEMENT CONSTRUCTION AGREEMENT

Good housekeeping rules and regulations will be strictly enforced. The building office and engineering department will do everything possible to make your job easier. However, contractors who do not observe the construction policy will not be allowed to perform within this building. The cost of repairing any damages that are caused by Tenant or Tenant’s contractor and not remedied within the notice and cure periods set forth in the Lease during the course of construction and not remedied within the notice and cure periods set forth in the Lease, shall be deducted from Tenant’s Security Deposit, as may be permitted under the terms and conditions of Section 3.7 of the Lease.

LANDLORD:			TENANT:

DOUGLAS EMMETT 2008, LLC,			BLACKLINE SYSTEMS, INC.,
a Delaware limited liability company			a California corporation

By:	Douglas Emmett Management, Inc.,		By:	/s/ Karole Morgan-Prager
	a Delaware corporation, its Manager		Name:	Karole Morgan-Prager
			Title:	Chief Legal and Administrative Officer

	By:	/s/ Andrew Goodman	Dated:	May 15, 2017
Andrew Goodman
Senior Vice President

	Dated:	5/18/17

SCHEDULE 1

Agreement By Contractor of Indemnification/Hold Harmless of Landlord

(“Agreement”)

Owner:

Douglas Emmett                    , LLC

c/o Douglas Emmett Management, LLC

Director of Property Management

808 Wilshire Boulevard, Suite 200

Santa Monica, California 90401

Contractor:

Re:                                         (the “Real Property”)

The undersigned (referred to herein as “Contractor”) has been engaged by                    (“Tenant”) to perform work (the “Work”) in or on the above referenced Real Property, which is owned by Douglas Emmett                    , LLC, a Delaware limited liability company (“Owner”), and managed by Owner’s duly authorized agent, Douglas Emmett Management, LLC, a Delaware limited liability company (“Manager”). Contractor acknowledges and agrees that Contractor has reviewed and shall comply with the “Construction Policies” that are a part of the [Tenant Work Letter] attached as Exhibit      to the Lease. Contractor also agrees that Contractor shall, and shall cause its subcontractors, agents and employees to (a) perform the Work and enter and exit the Real Property, elevators, and parking facilities in a manner that will not disturb any other tenants, subtenants or other occupants of the Real Property or any of their employees, officers or invitees; (b) engage in any demolition, anchoring of walls or supports, drilling, or conduct any other aspect of planning or construction or operate any equipment in Tenant’s premises or any other part of the Real Property that may cause excessive noise, dust, vibrations or odors only during such hours as approved in writing in advance by Owner or Manager and only in the manner prescribed in writing by Owner or Manager; (c) comply with the Construction Policies or any written guidelines or instructions delivered to Contractor from Owner or Manager regarding performance of the Work; and (d) comply with applicable laws. Contractor understands and agrees that, prior to Contractor commencing the Work, Owner requires Contractor to provide the Landlord Parties (as hereinafter defined) with certain protections and that such protections are a material inducement to Owner’s consent to allowing Contractor to perform the Work at the Real Property. Accordingly, Contractor hereby agrees to and/or shall comply with the following:

1.

Contractor shall indemnify and hold harmless Owner and Manager and their respective affiliates, members, interest holders, managing members, officers, directors, partners, employees, agents, predecessors, successors and assigns (hereinafter collectively referred to as “Landlord Parties” and individually a “Landlord Party”) from and against all liabilities, claims, damages, losses, liens, causes of actions, judgments, costs and expenses, of whatever kind or nature, including without limitation, bodily injury or death (whether or not those injured or deceased are performing work under this Agreement or are affiliated with the parties hereto), property damage, costs of litigation (including, without limitation, actual attorneys’ fees and costs)

SCHEDULE 1

(collectively, “Claims”) arising out of or resulting from (1) the failure of Contractor or any of its subcontractors, employees or agents to comply with the requirements set forth in clauses (a), (b), (c) or (d) above; or any other obligation of Contractor under this Agreement, (2) the negligent acts or omissions of Contractor, its owners, agents, servants, employees, or subcontractors, or (3) the Work performed by Contractor. This indemnification obligation shall not be limited in any way by any limitation on the amount or types of damages, compensation, or benefits payable by or for Contractor or its subcontractors under workers compensation or disability laws. Contractor’s duty to indemnify shall include and extend to (i) situations in which Contractor has been negligent in the screening, hiring and training of its employees, contractors and subcontractors, said negligence of which causes liability in which any Landlord Party is alleged to be responsible for any Claims arising out of such negligent screening, hiring or training; and (ii) Claims for labor performed, equipment, tools, supplies or materials used or furnished in the performance of Contractor’s services, including any costs and expenses incurred in the defense of such Claims and any damages to any Landlord Party resulting from such Claims.

2.	Contractor agrees after written demand to immediately cause the effect of any suit or lien to be removed from the Real Property and in the event Contractor shall fail to do so, Owner is authorized to use whatever means in its discretion it may deem appropriate to cause said lien or suit to be removed or dismissed and the costs thereof, together with attorneys’ fees shall be immediately due and payable by Contractor to Owner. In the event a suit is brought against any Landlord Party or if any Landlord Party is named as a defendant in any suit against Contractor or Tenant, Contractor shall, at the option of Owner in Owner’s sole discretion, defend the Landlord Parties with counsel selected by Contractor and acceptable to Owner, in Owner’s reasonable discretion. Contractor shall pay any and all costs and expenses in connection therewith as well as all additional costs and expenses incurred in such suit, including without limitation, professional fees such as expert fees, and/or appraisers’ and accountants’ fees, and will pay and satisfy any such claim, lien, or judgment as may be established by the decision of the court in such suit. Contractor may litigate any such lien or suit provided Contractor causes the effect thereof to be removed from the Real Property promptly in advance.

3.	Contractor shall promptly pay all indebtedness incurred in Contractor’s performance of the Work. Should any lien or charge attach to the Real Property by reason of Contractor’s failure to pay such indebtedness, Contractor shall promptly procure the release of any such lien or charge and shall indemnify, defend (with counsel reasonably approved by Owner) and hold the Landlord Parties harmless from all loss, cost damage or expense incidental thereto.

4.	If at any time there should be evidence of any lien or claim for which Owner or Manager is or might become liable, or for which the Real Property is, or might become subject to and which is chargeable to Contractor or any of its subcontractors, after allowing Contractor thirty (30) days to remove such lien, Owner or Manager shall have the right to retain out of any amounts due Contractor (as in for example, disbursements of any tenant improvement allowance), which shall be above and beyond any retention amounts, an amount sufficient to clear the lien or claim and completely indemnify the Landlord Parties against such lien or claim along with all associated costs, which shall in no way serve as an election of remedies by Owner or Manager. Contractor may obtain possession of the retained amount, provided that Contractor (a) posts a bond or other security in an amount sufficient to fully indemnify the Landlord Parties against the lien or claim, and (b) obtains Owner or Manager’s approval as to the adequacy and quality of the bond or security, which Owner or Manager shall not unreasonable withhold. The cost of any such bond shall be borne by Contractor.

5.	Contractor shall not take and is not authorized to take any action in the name of or otherwise on behalf of Owner or Manager which would violate any applicable law. If Contractor knowingly performs any Work or engages in any other activities contrary to applicable law, Contractor shall bear any and all additional costs resulting therefrom, including, but not limited to, the costs of correcting the Work or repairing the Real Property to comply with such law and the cost of fully indemnifying the Landlord Parties from all violations.

6.	Contractor shall immediately cause all Landlord Parties to be released from any liability or penalty which may be imposed on Contractor, its employees, agents or subcontractors by reason of any alleged violation or violations of applicable law by Contractor in performance of the Work.

SCHEDULE 1

7.	Contractor waives any right to consequential, special or indirect damages or loss of anticipated profits, except for acts of gross negligence or intentional misconduct by Owner or Manager. Notwithstanding anything else contained herein to the contrary, Contractor shall look solely to Owner’s interest in the Real Property and any proceeds from a sale of the Real Property that actually remain undistributed, for satisfaction of any liabilities or obligations of Owner under this Agreement. No Landlord Party shall be personally liable for any such liabilities or obligations whatsoever.

8.	If litigation is instituted between Owner and Contractor, the cause for which arises out of or in relation to this Agreement, the prevailing party in such litigation shall be entitled to receive its costs (not limited to court costs), expenses and reasonable attorneys’ fees from the non-prevailing party as the same may be awarded by the court.

It is expressly understood and agreed that the foregoing provisions shall survive the termination or expiration of any agreement between Contractor and Tenant.

ALL OF THE ABOVE TERMS ARE AGREED TO AND ACKNOWLEDGED BY:

Signature	Company Name

Title	Street Address

Date	City, State, Zip

EXHIBIT C

BASE BUILDING

The Base, Shell and Core of Ninth Floor Expansion Premises shall be structurally sound and in good working order. To the extent there is any conflict between the terms of this Base, Shell and Core definition and the terms of the Lease, as amended, the terms of the Lease, as amended, shall govern.

1. Men’s and Women’s restrooms to be provided.

2. Landlord to provide all required step down transformers and panel boards within the Building’s electrical closets for distribution of the power requirement set forth in the Lease. Tenant, at its own cost and expense shall have the right to install additional electrical power capacity of electrical power capacity (including panels and transformers), if needed, subject to Landlord’s prior review and written approval of the plans and specifications for the same;

3. Adequate capacity for Code required egress lighting and exit lighting.

4. The Building’s main duct loop(s) to be properly insulated with aluminum foil facing, with return air and smoke and fire dampers as required by Code.

5. The noise levels within the Ninth Floor Expansion Premises shall not exceed NC 35.

6. Landlord to provide sprinkler protection consisting of mains, laterals and uprights installed, at a minimum, in numbers according to Code for unoccupied space.

7. Building fire protection and fire/life safety alarm and communication system installed according to Code as of the date the Building was certified for occupancy.

8. Life safety infrastructure including panels and power sources. Landlord to provide adequate electrical capacity within the Building’s fire alarm system to provide for Tenant’s fire life safety requirements on each floor of the Ninth Floor Expansion Premises, subject to Landlord’s review of Tenant’s Plans and Specifications.

9. All hazardous materials removed or encapsulated in compliance with Code.

10. Illuminated exit signage at stairwells as required by Code.

11. All exterior windows (including, without limitation, all panels) in the Ninth Floor Expansion Premises, and all window coverings and treatments for such windows in the Ninth Floor Expansion Premises, shall be delivered in good condition and working order.

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EXHIBIT D

LOCATION OF ELECTRIC VEHICLE CHARGING STATION

D-1

EXHIBIT E

RESERVED PARKING LOCATION

E-1